UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 15, 2014

INSMED INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Finderne Avenue, Building 10 Bridgewater, NJ	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 997-9900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Summary of Third Amendment

On December 15, 2014, Insmed Incorporated (the “Company”) and its domestic subsidiaries (together with the Company, “Borrowers”) and Hercules Technology Growth Capital (“Hercules”) and several of its affiliates entered into a third amendment (the “Third Amendment”) to the Loan and Security Agreement (the “Loan Agreement”).  In connection with the Third Amendment, Borrowers paid a commitment fee of $25,000, and at the closing, Borrowers paid a facility fee of $125,000.  Under the Third Amendment, the amount of borrowings was increased by $5 million to a total of $25 million and the interest-only period was extended through December 31, 2015.  In addition, in the event the Company receives $90 million in cash proceeds from the completion of certain types of equity financings, subordinated debt financings, and/or up-front cash payments from corporate transactions prior to December 31, 2015, the Borrowers will have the option to extend the maturity date of the loan to January 1, 2018.  If the Borrowers elect to exercise such option, they must pay Hercules a $250,000 fee.

In connection with the Third Amendment, on December 15, 2014, the Company entered into a Stock Purchase Agreement with Hercules pursuant to which the Company issued 70,771 shares of its common stock, par value $0.01 per share (“Common Stock”) (which represents less than 1% of the outstanding Common Stock as of the date hereof), at a price of $14.13 per share (the closing price of the Company’s Common Stock as reported by the NASDAQ Stock Market on December 12, 2014), for an aggregate purchase price of approximately One Million Dollars ($1,000,000).  The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act.  The Company believes that the issuance of the securities in this transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

History of Loan Agreement

On June 29, 2012, the Borrowers entered into a Loan and Security Agreement with Hercules, under which Borrowers borrowed an aggregate of $20 million.  The term loan bore interest at a rate per annum equal to the greater of (i) 9.25% and (ii) 9.25% plus the sum of the prevailing prime rate minus 4.50%.  The Loan Agreement contains representations and warranties by Borrowers, indemnification provisions in favor of Hercules and customary covenants (including limitations on other indebtedness, liens, acquisitions, investments and distributions, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of the lender’s security interest in the collateral, and events relating to bankruptcy or insolvency).

On November 25, 2013, Borrowers and Hercules entered into a second amendment (the “Second Amendment”) to the Loan Agreement.  Pursuant to the Second Amendment, the interest-only period was extended through June 30, 2014 and the first monthly principal payment was scheduled for July 1, 2014.  At the closing of the Second Amendment, Borrowers paid a facility fee of $100,000.  The Second Amendment also allowed Borrowers to further extend the interest-only period through December 31, 2014 and to delay the first payment of principal until January 1, 2015, so long as Borrowers paid a $100,000 fee and obtained positive data from their Target-112 Phase II NTM Trial.

The description of the Third Amendment and Stock Purchase Agreement are summaries only and are qualified in their entirety by the full and complete terms of such Third Amendment and Stock Purchase Agreement, which the Company expects will be filed as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02.  Unregistered Sales of Equity Securities.

See Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2014	INSMED INCORPORATED
	By:	/s/ Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	General Counsel and Corporate Secretary